                                                                 Exhibit 10.29
               [Letterhead of FirstMark Communications Europe SA]

24 January 2000

Herr Dieter Finke
Neuer Kamp 20
29336 Nienhagen
Germany

Dear Dieter,

I am pleased to confirm that you have met your agreed bonus objectives and accordingly are entitled to a bonus of DM210,000.

I am also pleased to confirm that with effect from 31 December 1999, your annual salary shall be increased to E200,000.

I look forward to working with you for another prosperous year.

Best regards,


/s/ Michael J. Price
Michael J. Price
Co-Chairman

                 [Letterhead of FirstMark Communications Europe]

                           Managing Director Agreement

                                     between

FirstMark Communications Europe SCA, 6 rue Jean Monnet, L-2180 Luxembourg (the "Company") represented by its general partner FirstMark Communications International II LLC itself being represented by its managing director [Michael
J. Price,]

and

Dr. Dieter Finke, (hereinafter "Managing Director")

Whereas the Company is a limited liability company formed in Germany for the purpose of engaging in the implementation of a fiber optical network initially in Germany and later in Europe.

Whereas, Dr. Finke shall become Managing Director, by this agreement (the "Agreement")

Whereas the Parties to this Agreement agree that Dr. Finke's employment shall be transferred to CCG Carriers' Carrier Germany Gesellschaft mbH ("CCG") once CCG has acquired the Gasline Contract.

The parties agree as follows:

                           Managing Director Agreement

                               1 Scope of Services

1.1   The Managing Director shall be appointed as chief managing director
      ("CEO").

1.2 The Managing Director shall represent the Company in accordance with the provisions of the shareholders' agreement and the shareholders' instructions.

1.3 The Company may appoint additional managing directors. The shareholders are entitled to redistribute from time to time the responsibilities among the managing directors.

1.4 The Managing Director shall manage the business of the Company in accordance with applicable laws, the shareholders' agreement, the by-laws of the Company and the instructions of the shareholders.

1.5 The Managing Director shall provide his service to the Company at its headquarters, it being understood that the Company's current headquarters shall be established at Hannover (Germany).

                                    2 Salary

2.1 The Managing Director shall be paid an annual fixed gross income of DM 280.000. Payment shall be made in 12 equal monthly installments payable at the 15 day of each month. The minimum increase of the fixed gross income shall be 1% per year.

2.2 In addition to the fixed gross income in accordance with Section 2.1, the Managing Director shall receive an annual variable bonus of up to DM
      60.000 pro rata payable by March 1 of the year after the one for which it is paid. The target for the variable bonus and the bonus for the new year shall be agreed upon no later then 30, April. The Managing Director shall receive an additional one time bonus of up to DM 50.000 payable by the end of March 2000 if the operation of the dark fibre network operated by CCG has acquired its first paying customers prior to January 1,2000.

2.3 In addition to the annual gross salary, the Company will provide the Managing Director with an appropriate Company car during the term of this employment. A Mercedes Class E or BMW series 5 or an equivalent car shall be deemed appropriate. Such a car may also be used by the Managing Director for private purposes without restrictions. However, such private use shall be taxable in accordance with the applicable rules of the tax authorities. In case of long private journeys, gas and oil shall be borne by the Managing Director. The Managing Director shall participate in any other employee benefit programs maintained by the Company for similarly situated employees.

2.4 Expenses incurred by the Managing Director in connection with the business of the Company shall be reimbursed upon presentation of individual invoices and in accordance with applicable laws.

                              3 Sideline Activities

      The Managing Director is hired on a full-time basis. For the performance of sideline business activities of any kind, expert opinions, publications and similar activities relating to the Company's field of operation as well as for the assumption of supervisory board positions, functions in federations and similar activities, the Managing Director is obligated to obtain the prior written approval of the Company's shareholders.

                               4 Confidentiality

4.1 The Managing Director shall be obligated to comply with the confidentiality agreement attached (as Annex 4.1) and incorporated herein by reference and to keep confidential all business matters, especially business secrets. An exception hereof shall only apply for those cases where the transmission of such business secrets is effectuated upon approval of the Company shareholders or if it is required in due performance of the duties of the Managing Director or if the interest of the Company so requires or if such transmission is required by law.

4.2   Such obligation shall survive the termination of this Agreement.

4.3 Documents that refer to the Company shall be kept in a safe and secure manner and shall be returned to the Company (including any copies) upon termination of this Agreement.

4.4 Any violation of the agreed upon confidentiality provisions shall entitle the Company to terminate this Agreement without notice.

                                  5 Inventions

      The Company shall be entitled to use (or, if the Company so desires, to purchase exclusive rights to) any invention made by the Managing Director during the term of this agreement if such invention is related to the duties of the Managing Director or if it is based on experience, preliminary work or other ideas provided by the Company. The Managing Director shall therefore be obligated to inform the Company of all inventions he makes during the term of this Agreement. With respect to details of the foregoing, the rules set forth in the code on employee inventions shall be deemed accepted hereby.

                               6 Inability to Work

6.1 The Managing Director shall be required to give the Company immediate notice of every absence from work, the estimated duration and the reason and shall present a written doctor's certificate for any illness that lasts longer than two days.

6.2 In case of inability to work because of illness, the Managing Director shall receive his monthly salary according to Section 7.2 for up to three months.

                                   7 Vacation

7.1 The Managing Director shall be entitled to 30 business days' vacation per year. Business days shall be defined as any day of the week except for Sundays and bank holidays.

7.2 The vacation has to be coordinated with and approved by the management of the Company in advance.

                            8 Term of the Agreement

8.1 At the Managing Director's express request this Agreement is entered into for a 5 (five) year term and may be terminated by either party earlier with the notice period provided by law. Regardless of the date of execution of this Agreement the employment term shall begin on April 28, 1999 or subsequent to the execution of the Gasline contract signed by CCG. The date ocuring earlier shall apply to the Managing Director if he is at such time free from his former employment and obligations deriving therefrom.

8.2 If the former employer of the Managing Director restricts the Managing Director's employment with CCG for whatever reason, the Managing Director shall make every effort to free himself from such restrictions, including if deemed appropriate by CCG's legal advisers take (at CCG's discretion) legal action against such restriction. If CCG requests the Managing Director to undertake legal action against the Managing Director's former employer the costs incurred by Managing Director shall be borne by CCG. However, CCG shall have no obligation to undertake such legal action.

8.3 If by January 1,2000 the Managing Director has not started with his employment in CCG, this Agreement shall be terminated without notice and without any payment obligation for the Company or CCG.

8.4 During the notice period or alternatively subsequent to revocation of his appointment as Managing Director, the Company shall be entitled to suspend the Managing Director from his duties.

8.5 This Agreement shall terminate without notice upon completion of the calendar month of the Managing Director's 65th birthday.

8.6 If not otherwise expressly agreed by the parties, a revocation of the Managing Director's position as Managing Director shall also be deemed a termination of the underlying employment agreement.

                              9 Exclusion Deadline

9.1 Any claim arising out of this Agreement must be asserted by the Managing Director in writing within six months after it has become due against the Company. Thereafter all claims will be barred.

9.2 If any claim asserted by the Managing Director has not theretofore been resolved, the claim must be enforced by court action within two months of asserting the claim against the Company; otherwise, it will be barred.

                                10 Miscellaneous

10.1  This Agreement shall be governed by German law.

10.2 Amendments to this Agreement shall only become effective upon their execution in writing. This shall also apply to this clause.

10.3 In case one or more provisions of this Agreement shall be deemed void completely or in part, the parties agree, that the Agreement shall remain valid with the valid clauses, whereas the void parts shall be replaced by provisions which meet the economic intentions of the parties with respect to the void portions.

Place Nienhagen Date 30.4.99


/s/
----------------------------
for CCG Carriers Carrier
Gesellschaft mbH i. Gr.

Place__________ Date________


/s/
----------------------------
for FirstMark Communications International II LLC

Place Nienhagen Date 30.4.99


/s/ Dr. Dieter Finke
----------------------------
Dr. Dieter Finke

Annex 4.1

PERSONAL AND CONFIDENTIAL

You have been made available certain non-public information regarding [CCG Carriers Carrier Gesellschaft mbH and FirstMark Communications Deutschland GmbH] (the "Companies"). As a condition to furnishing such information to you, the Companies require that you agree, as set forth below, to treat confidentially such information and any other information that the Companies or any of it subsidiaries furnishes to you, whether furnished before or after the date of this letter (collectively, the Confidential Information).

You agree not to use any of the Confidential Information in any way for any purpose other than in connection with the purposes for which such material has been provided to you. You agree that the Confidential Information will not be used for competitive purposes or to obtain any commercial advantage with respect to the Companies or their subsidiaries, and that such information will be kept confidential by you. You agree to be responsible for any breach of this agreement by you.

In the event that you should be requested or required (by oral questions, interrogatories, requests for information or documents subpoena, Civil Investigative Demand or similar process) to disclose any information supplied to you in the course of your dealing with the Companies or their subsidiaries, it is agreed that you will provide the Companies with prompt notice of any such request, so that the Companies may seek an appropriate protective order and/or waive your compliance with the provisions of this agreement. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, you are nonetheless, in the opinion of counsel, compelled to disclose information concerning the Companies or their subsidiaries to any tribunal or else to be liable for contempt or suffer other censure or penalty, you may disclose such information to such tribunal without liability hereunder, provided, however, that you give the Companies advance written notice of the information to be disclosed as far in advance of its disclosure as is practical and, at the Companies' request, seek to obtain assurances that it will be accorded confidential treatment.

Upon your request, you shall promptly deliver to the Companies the Confidential Information and shall promptly destroy all memoranda, notes, and other writings prepared by you based thereon.

The term Confidential Information does not include information which (i) becomes generally available to the public other than as a result of a disclosure by you,
(ii) was available to you on a non confidential-basis prior to its disclosure to you by the Companies, or (iii) becomes available to you on a non-confidential basis from a source other than the Companies, provided that such source is not known to you to be bound by a confidentiality agreement with the Companies.

It is further understood and agreed that no failure or delay by the Companies or their subsidiaries in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. You agree that money damages would not be a sufficient remedy for any breach of this agreement by our or your Agents, and that in addition to all other remedies the Companies shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive, and to use your best efforts to cause your Agents to waive, any requirement for the securing or posting of any bond in connection with such remedy.

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.


Nienhagen 30.4.99   /s/ Dr. Dieter Finke
-----------------
Read, signed and approved: Dr. Dieter Finke